Exhibit 10.5

CONSTRUCTION LOAN AGREEMENT

Dated August 14, 2007

by and between

Textura, LLC,

a Wisconsin limited liability company, as

Borrower

and

First Midwest Bank as Lender

1405 Lake Cook Road,
Deerfield, Illinois

i

ARTICLE 8 FURTHER AGREEMENTS OF BORROWER		25
8.1	Construction of Project	25
8.2	Changes in Plans and Specifications and Contracts; Extras	25
8.3	Mechanics’ Liens, Taxes and Contest Thereof	25
8.4	Fixtures and Personal Property	26
8.5	Proceedings to Enjoin or Prevent Construction	26
8.6	Event of Defaults Under Construction Contracts	26
8.7	Furnishing Information	27
8.8	Excess Indebtedness	28
8.9	Compliance with Covenants; Prohibition Against Additional Recordings	28
8.10	Project Accounts	28
8.11	Distributions	28
8.12	Further Assurance	28

ARTICLE 9 CASUALTIES AND CONDEMNATION		28
9.1	Application of Insurance Proceeds and Condemnation Awards	28

ARTICLE 10 ASSIGNMENTS, SALE AND ENCUMBRANCES		29
10.1	Lender’s Right to Assign	29
10.2	Prohibition of Assignments and Encumbrances by Borrower	29

ARTICLE 11 EVENTS OF DEFAULT BY BORROWER		29
11.1	Event of Default Defined	29

ARTICLE 12 LENDER’S REMEDIES UPON EVENT OF DEFAULT		31
12.1	Remedies Conferred upon Lender	31
12.2	Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances	32
12.3	Attorneys’ Fees	33
12.4	No Waiver	33
12.5	Default Rate	33

ARTICLE 13 MISCELLANEOUS		33
13.1	Time is of the Essence	33
13.2	Lender’s Determination of Facts	33
13.3	Prior Agreements	34
13.4	Disclaimer by Lender	34
13.5	Indemnification	34
13.6	Erection of Sign	34
13.7	Captions	35
13.8	Inconsistent Terms and Partial Invalidity	35
13.9	Gender and Number	35
13.10	Notices	35
13.11	Effect of Agreement	36
13.12	Governing Law	36
13.13	Consent to Jurisdiction	36
13.14	Waiver of Jury Trial	36

ii

13.15	Waiver of Defenses	36
13.16	Counterparts; Facsimile Signatures	37

EXHIBITS

EXHIBIT A - THE LAND

EXHIBIT B - PERMITTED EXCEPTIONS

EXHIBIT C - PROJECT BUDGET

EXHIBIT D - LOAN REQUISITION ADVANCE

iii

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”), is made and entered into as of August 14, 2007, by and between Textura, LLC, a Wisconsin limited liability company (“Borrower”), and First Midwest Bank, its successors and assigns (“Lender”).

R E C I T A L S :

Borrower is about to acquire title to the commercial building commonly known as 1405 Lake Cook Road, Deerfield, Cook County, Illinois and described in Exhibit A attached hereto (“Land”) and proposes to renovate the building for Borrower’s own use (“Improvements). The acquisition of the Land and the Improvements are collectively referred to herein as the “Project”. Borrower has applied to Lender for the Loan (as hereinafter defined) for the purpose of acquiring the Land and Improvements thereon as well as renovation costs and Lender is willing to make the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1                               Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:

Architect: To be determined post closing.

Architect’s Contract: To be entered into post closing.

Borrower: Textura, LLC, a Wisconsin limited liability company.

Completion Date: August 14, 2008.

Construction Commencement Date: Within ninety (90) days after Loan Opening

Construction Contracts: The Contract and the Subcontracts.

Construction Disbursement: A disbursement of Loan Proceeds for construction of the Project.

Construction Loan: The Construction Loan in the Construction Loan Amount to be made pursuant to, and upon the conditions set forth in, this Agreement, including, without limitation, Section 3.1(c) hereof for up to eighty (80%) percent of hard construction costs plus approved for soft costs such as permits, and fees.

Construction Loan Amount: Twelve Million and 00/100 Dollars ($12,000,000.00).

Default Rate: As defined in the Promissory Note.

Engineer: To be determined post closing.

Engineer’s Contract: To be entered into post closing.

Environmental Indemnity Agreement: The Environmental Indemnity Agreement of even date herewith from Borrower in favor of Lender.

Environmental Laws: As defined in the Environmental Indemnity Agreement.

Equity Requirements: Prior to the Loan Opening Date, Borrower shall have contributed an equity investment in the Project equal to twenty (20%) percent of acquisition costs and a minimum of twenty (20%) percent of all Project Costs. Thereafter, Borrower shall provide additional equity in amounts sufficient to keep the Loan In Balance, as provided in Section 6.4 hereof. The Equity Requirement shall be subject to Lender’s verification of the sources thereof and the timing and manner of funding.

Event of Default: One or more of the events or occurrences referred to in Article 11 of this Agreement.

General Contractor: To be entered into post closing.

General Contract: To be entered into post closing.

Hazardous Materials: As defined in the Environmental Indemnity Agreement.

Improvements: As defined in the Recitals to this Agreement.

Land: That certain parcel or parcels of real estate legally described in Exhibit A to this Agreement, together with all improvements presently located thereon and all easements and other rights appurtenant thereto.

Lender: First Midwest Bank, its successors and assigns.

Lender’s Consultant: Such person or entity that Lender may, from time to time, select.

Loan: the Construction Loan to be made pursuant to this Agreement.

Loan Opening: The first disbursement of the Loan.

Loan Opening Date: August 14, 2007.

Loan Documents: This Agreement, the documents specified in Article 4 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan.

Loan Expenses: As defined in Section 6.2(d) hereof.

Loan Proceeds: All amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

Loan Rate: As defined in the Promissory Note, as the case may be.

Maturity Date: August 14, 2009

Mortgage: As defined in Section 4 hereof.

Permitted Exceptions: The title exceptions specified in Exhibit B hereto.

Plans and Specifications: Detailed plans and specifications and/or project manual for the construction of the Project, which are prepared in accordance with the terms of the Architect’s Contract and approved by Lender and Lender’s Consultant, including any shop or field drawings made in furtherance thereof, together with any changes made therein which are permitted under the terms of this Agreement.

Premises: The Land and the improvements presently located thereon.

Promissory Note: The note referred to in Section 4.1 of this Agreement.

Project: As defined in the Recitals to this Agreement.

Project Budget: The Project Budget attached to this Agreement as Exhibit C, or such budget subsequently approved in writing by Borrower and Lender.

Project Costs: The costs of the Project as set forth in the Project Budget.

Remaining Subcontracts: Those Subcontracts which will not have been executed as of the Loan Opening Date, which are for work and materials not to exceed $100,000.

Request for Advance: As defined in Section 6.3 of this Agreement.

Reserves: As defined in Section 7.1 of this Agreement.

State: The State of Illinois.

Subcontract: Any contract and/or purchase order between Borrower, the General Contractor or any Subcontractor for the construction or equipping of the Project or for the furnishing of labor or materials for all or any portion of the Project.

Subcontractor: Any person or entity having a contract with the General Contractor or any Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Project.

Title Insurance Company: Chicago Title Insurance Company.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties. To induce Lender to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to Lender as follows:

(a)                                 At the Loan Opening and at all times thereafter until the Loan is paid in full, Borrower will have good and merchantable fee simple title to the Land, subject only to the Permitted Exceptions;

(b)                                 Borrower is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Wisconsin and is qualified to conduct business in the State of Illinois. Borrower has full power and authority to conduct its business as presently conducted, to develop the Project, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents; such execution and performance have been duly authorized by all necessary member approval. Borrower has not been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of Borrower or any of its unit owners;

(c)                                  This Agreement, the Promissory Note, the Mortgage, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower in connection with this Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); no basis presently exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan; enforcement of this Agreement and the Loan Documents is subject to no defenses of any kind;

(d)                                 The execution, delivery and performance of this Agreement, the Promissory Note, the Mortgage, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower pursuant to this Agreement or in connection with this Loan and the construction of the Project will not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower is a party or by which it may be bound. Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement;

(e)                                  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could adversely affect the validity or priority of the liens and security interests granted Lender under the Loan Documents, which could adversely affect the ability of Borrower to complete the Project (or applicable portion thereof) prior to the Completion Date, which could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents, which could constitute an Event of Default under any of the Loan Documents or which would constitute such an Event of Default with the giving of notice or lapse of time, or both;

(f)                                   The Land, the present use and occupancy of the Land, the Plans and Specifications, the construction of the Project pursuant to the Plans and Specifications and the use and occupancy of the Premises when the Project is completed, will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not and if a third-party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the construction, use and/or operation of the Project, Borrower has or will, prior to the commencement of such construction, use or operation, obtained such approval from such party. In addition, and without limiting the foregoing, the Borrower shall (a) ensure that no person or entity which owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended;

(g)                                  The Land has, to Borrower’s knowledge never been used, and the Premises will not be used, for any activities which, directly or indirectly, involve the use,

generation, treatment, storage, transportation or disposal of any Hazardous Materials. Except as disclosed in the environmental reports previously supplied to Lender and enumerated in the Environmental Indemnity Agreement described herein at paragraph 4.1 (e), (i) no Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Premises or in any surface waters or groundwaters on or under the Premises; (ii) the Premises and its existing and, to Borrower’s knowledge, prior uses have at all times complied with and will comply with all Environmental Laws, and (iii) Borrower has not violated, and will not violate, any Environmental Laws;

(h)                                 There are no facilities on the Premises which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder. The Premises do not contain any underground storage tanks;

(i)                                     All financial statements submitted by Borrower to Lender in connection with this Loan are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the respective financial conditions and results of operations of the entities which are their subjects;

(I)                                   This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, General Contractor’s statements, applications, affidavits, agreements, Construction Contracts and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading;

(k)                                 All utility and municipal services required for the construction, occupancy and operation of the Premises, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are available for use to the Improvements;

(1)                                 All governmental permits and licenses required by applicable law toconstruct, occupy and operate the Premises and the Project have been validly issued and are in full force or, if the present stage of construction of the Project does not allow the issuance of all such permits and licenses, then as the construction progresses Borrower shall promptly obtain such licenses and permits as and when they become available and the Borrower knows of no groups, organizations or people that are contesting the development, construction and/or use of the Project;

(m)                             The storm and sanitary sewage disposal system, water system, drainagesystem and all mechanical systems of the Premises do comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws. The applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Premises have issued their permits for the construction, tap-on and operation of those systems;

(n)                            All utility, parking, access (including curb-cuts and highway access), construction, recreational and other permits and easements required for the construction and use of the Premises have been or shall be granted and issued;

(o)                            When completed in accordance with the Plans and Specifications, the Project will not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Premises, except as may currently exist;

(p)                            The Plans and Specifications have been or shall be designed using generally accepted trade practices, are or shall be complete in all respects, and containing all other details requisite for the Project which, when built and equipped in accordance therewith, shall be ready for the intended use thereof;

(q)                            In the aggregate, the Construction Contracts cover, or will cover all labor, material and equipment required by the Plans and Specifications or necessary to complete the Project.

(r)                               The Loan, including interest rate, fees and charges as contemplated hereby, is a business loan; the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C., Section 1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loan; and

(s)                              There are no leases, licenses or agreements for use or occupancy of any part of the Premises except as previously disclosed to the Lender. Furthermore, all new leases for the Premises shall be subject to the Lender’s reasonable review and acceptance.

2.2                               Continuation of Representations and Warranties. Borrower hereby represents, covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct at the time of the Loan Opening and at all times thereafter so long as any part of the Loan shall remain outstanding. Each Request For Advance shall constitute a reaffirmation that these representations and warranties are true as of the date of such Request For Advance and will be true on the date of the advance.

ARTICLE 3

THE LOAN

3.1                               Agreement to Borrow and Lend.

(a)                                 Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, the Construction Loan in an amount not to exceed the Construction Loan Amount of $12,000,000.00, all on the terms of and subject to the conditions of this Agreement.

3.2                               Interest. Interest on funds advanced hereunder with respect to the Construction Loan shall:

(a)                                 from the Loan Opening until the Maturity Date accrue at the Loan Rate as described in the Promissory Note; and

(b)                                 be computed upon advances of the Construction Loan from and including the date of each advance thereof by Lender to or for the account of Borrower (whether to an escrow or otherwise), on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in any portion of a month in which interest is due.

3.3                               Maturity Date. Prior to the Maturity Date principal payments, if any, shall be made as provided herein and in the Promissory Note. The entire principal balance of the Promissory Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the Maturity Date.

3.4                               Equity Requirements. Borrower shall furnish equity in the amount of the Equity Requirements for the Project, including the acquisition of the Land and construction of the Project. Such amount shall be so disbursed prior to any disbursement of Loan Proceeds. The amount of the Equity Requirements represented by the Land and any improvements thereon shall be valued at the cost to the Borrower of the Land and such improvements, unless otherwise approved by Lender. Lender shall not be required to accept any portion of the Equity Requirements in a form other than cash.

ARTICLE 4

LOAN DOCUMENTS

4.1                               Loan Documents. As a condition precedent to the Loan Opening, Borrower agrees that it will deliver the following Loan Documents to Lender at least five (5) days prior to the Loan Opening, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)                                 Promissory Note. a promissory note (“Promissory Note”) executed by the Borrower payable to the order of Lender, in the Construction Loan Amount.

(b)                            Mortgage. A first Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (“Mortgage”) duly executed by Borrower and conveying good and marketable title to the Land and granting a first lien on the Land to secure the Promissory Note, the Loan and all obligations of Borrower in connection therewith.

(c)                             Assignment of Rents and Leases. A first collateral assignment from Borrower to Lender of all rents, leases and profits of the Premises as security for the Promissory Note (“Assignment of Rents”).

(d)                            Financing Statements. Uniform Commercial Code Financing Statements as required by Lender to perfect all security interests granted by the Mortgage.

(e)                             Environmental Indemnity. An agreement from Borrower to Lender, indemnifying Lender for all risks, liabilities, costs and expenses associated with environmental matters at the Premises.

(f)                              Pledge Agreement. An agreement from the Borrower to the Lender restricting use of funds held in an account in the name of the Borrower held with the Lender to guaranty payment of certain interest charges.

(g)                            Assignment of Plans, Specifications, Construction and Service Contracts, Licenses and Permits. An assignment to Lender of Borrower’s rights in and to all contracts, plans and specifications, tests, reports, permits, licenses and approvals which may be obtained for the construction and use of the Project, which assignment shall contain the consent of the General Contractor, Architect, Engineer and other applicable professional and such parties’ agreement to continue performance under its contract on behalf of Lender if Lender shall exercise its rights under the Assignment.

(h)                            Other Loan Documents. Such other documents and instruments as further security for the Loan as Lender may reasonably require.

ARTICLE 5

CONDITIONS TO LOAN OPENING

5.1                               Conditions to Loan Opening.                              As a condition precedent to the Loan Opening, Borrower shall furnish the following to Lender at least five (5) days prior to the Loan Opening or at such time as is set forth below, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)                                 Title Insurance Policy. At the Loan Opening, an ALTA Construction Loan Policy-2006 issued on the date of the Loan Opening by the Title Insurance Company to Lender in the full amount of the Loan, insuring the Mortgage to be a valid first, prior and paramount lien upon the fee title to the Premises subject only to the Permitted Exceptions and to customary exceptions for pending disbursements of the Loan (“Construction Title Insurance Policy”). The Construction Title Insurance Policy must specifically insure Lender for claims and questions related to claims for mechanics’ or materialmen’s liens and contain the following endorsements: (i) ALTA Endorsement Form 3.1 zoning endorsement (including compliance with parking requirements) which must specifically state that the intended use of the Project is a “permitted use” under the governing zoning ordinance; (ii) Comprehensive Endorsement No. 1, modified based on the Plans and Specifications (if then available); (iii) location endorsement; (iv) usury endorsement; (v) access endorsement; (vi) tax parcel endorsement; (vii) if the Land consists of more than one subparcel, contiguity endorsement; (viii) creditor’s rights endorsement; (ix) variable rate endorsement; (x) survey endorsement; (xi) Restrictions Endorsement; (xii) Pending Disbursement Endorsement and (xiii) such other endorsements as Lender may require.

(b)                                 Survey, A plat of survey (“Survey”) of the Land made by a land surveyor licensed in the State, which Survey must be satisfactory to the Lender, showing:

(i)                                     the location of all buildings, structures, foundations, driveways, parking areas, number of parking spaces, fences and other improvements on the Land including the Project;

(ii)                                  the location (and recording numbers, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within, adjacent to or serving the Premises or to which the Premises are subject, and the proposed location of any such easements to be granted; that the same are, and after construction of the Project and granting of easements will be, unobstructed; and that all portions of the Project will have direct access to dedicated public roads;

(iii)                               the location of the servient estate of any easements, if the Land is the dominant estate thereunder;

(iv)                              the common street address of the Premises and the dimensions, boundaries and acreage or square footage of the Land;

(v)                                 that all foundations and other structures under construction or to be constructed pursuant to the Plans and Specifications, and all other improvements on the Land, are placed within the lot and building lines and in compliance with all deed restrictions, recorded plats, other restrictions of record and ordinances relating to the location thereof (and, to the extent that any deed restrictions, recorded plats, other restrictions of record or ordinances require any structure to be set back specified distances from any line, showing said line and the measured distance of said structure, or the proposed location of said structure, from said line);

(vi)                              that there are no encroachments onto the Land from improvements located on adjoining property;

(vii)                           the location and course of all utility lines;

(viii)                        if the Premises comprise more than one parcel, interior lines and other data sufficient to insure contiguity; and

(ix)                              such additional information which may be required by Lender or the Title Insurance Company.

The Survey shall be made in accordance with (i) the current survey standards of the American Title Association and American Congress on Surveying and Mapping for suburban properties including items 1, 2, 3, 4, 7(a), 8, 9, 10, and 11(a) of Table A thereof and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not later than ninety (90) days prior to the Loan Opening, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Premises and shall run in favor of Borrower, Lender and the Title Insurance Company.

(c)                                  Insurance Policies. Borrower shall, during the term of this Agreement, procure at its expense and keep in force the insurance coverages required by the Mortgage. All insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the state in which the Premises are located and domiciled in the United States or a governmental agency or instrumentality approved by Lender. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Lender. All policies or certificates of insurance shall be delivered to and held by Lender as further security for the payment of the Promissory Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Lender at least 30 days before the expiration date of any policy.

(d)                                 Utilities; Licenses; Permits. Evidence satisfactory to Lender that:

(i)                                     all utility and municipal services required for the construction, occupancy and operation of the Premises are available for use at the Premises;

(ii)                                  all permits, licenses and governmental approvals (“Permits”), including a building permit issued by the appropriate governmental authority authorizing construction of the Project in accordance with the Plans and Specifications and including tap-on permits (if and to the extent available), required by applicable law to construct, occupy and operate the

Premises have been issued, are in full force and all fees therefor have been fully paid or, if the stage of construction of the Project does not allow the issuance of all such Permits, then Borrower shall provide evidence, satisfactory to Lender that as the construction progresses Borrower will promptly obtain and deliver to Lender such Permits as and when they become available;

(iii)                               the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Premises do comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Premises have issued their permits for the construction and operation thereof; and

(iv)                              all utility, parking, access (including curb-cuts and highway access), recreational and other easements and permits required or, in Lender’s judgment, necessary for the use of the Premises and construction of the proposed renovation work have been or shall be granted or issued;

which evidence shall include a certificate of the Architect reciting the above matters and listing (and reciting that there are so listed) all such services, permits, licenses and easements, together with copies of all Permits and all utility letters, licenses and grants of easements.

(e)                                  Intentionally Deleted.

(f)                                   Environmental Report. A written report (“Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion. The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may require, in its sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.

(g)                                  Appraisal. An appraisal satisfactory and addressed to Lender prepared by a certified or licensed appraiser who is approved by Lender,

(h)                                 Documents of Record. Officially certified copies of all covenants, conditions, restrictions, easements and matters of record which affect the Premises.

(i)            Searches. A report from the Title Insurance Company or the appropriate filing officers of the state and county in which the Land is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender) are of record or on file encumbering any portion of the Land, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to the Borrower.

(j)            Plans and Specifications. Three (3) complete sets of the final detailed Plans and Specifications for the Project, including all changes to the date of submission thereof, showing identification thereof by the Architect and generally consistent with any preliminary plans theretofore submitted to Lender, together with evidence satisfactory to Lender that the Plans and Specifications have been approved by the Borrower and the General Contractor. The Plans and Specifications must be satisfactory to Lender in all respects and must be approved in writing by Lender.

(k)           Intentionally Deleted.

(1)           Construction Contracts. Certified copies of the executed Contract and Subcontracts for work and materials in excess of $100,000, including purchase orders for all fixtures and equipment to be installed in the Project, which shall conform to applicable terms of this Agreement, including, without limitation, provisions regarding retainage, changes in Plans and Specifications, change orders, extras, bonds and construction schedule and which must be strictly satisfactory to Lender and Lender’s counsel in all respects; provided that if such Construction Contracts do not cover all of the work necessary for completion of construction of the Project, Borrower shall furnish detailed studies, designs, budgets and schedules, construction contracts and any other information that Lender shall require with respect to such additional work from responsible parties satisfactory to Lender. If Lender elects to disburse any Loan Proceeds prior to execution of all Construction Contracts necessary to complete the Project, Lender may increase the amount of the Equity Requirements or require Borrower to deposit additional funds with Lender to secure Borrower’s ability to obtain the remaining Construction Contracts necessary to complete the Project within the Project Budget.

(m)          Architect’s and Engineers’ Contracts. A certified copy of the executed Architect’s Contract and any other engineers’ contracts, which shall be in a format and of a scope which is commensurate with industry practice for projects of a similar size and nature, conform to applicable terms of this Agreement, and which must be satisfactory to Lender and Lender’s counsel in all respects.

(n)           Sworn Statement. A sworn statement (“Owner’s Sworn Statement”) from Borrower (and/or such other party as may be required by the Title Insurance Company or applicable mechanics’ lien laws) and a sworn statement from the General Contractor setting forth a description of all contracts executed by Borrower or the General Contractor with respect to the Land, the names and addresses of the contractors, engineers and other parties under those contracts, the date of each such contract and of any supplements or amendments thereto, the nature and scope of the work covered thereby, and the aggregate amounts theretofore paid and thereafter to be paid to each contractor thereunder; and further stating whether said contracts include all of the work required to be done and all of the material necessary for completion of the Project in accordance with the Plans and Specifications, and, if not, providing sufficient information to enable Lender to estimate the cost of any work or materials not so covered.

(o)                                 Construction Schedule. A schedule (“Construction Schedule”) in form and content satisfactory to Lender which, among other things, sets forth dates for commencement and completion of all phases of the Project, indicates projected cash flow and the time for performance of the work to be accomplished under the Contract and each Subcontract, and includes a statement from the General Contractor that, in its best professional judgment, the Construction Schedule is realistic and can be adhered to in completing the Project in accordance with the Plans and Specifications.

(p)           Borrower’s Attorney’s Opinion. An opinion of Borrower’s counsel addressing such issues as Lender may request, including the following propositions and questions of law:

(i)                                     that Borrower is duly organized, validly existing and in good standing to do business in the State of Wisconsin and duly qualified to transact business in the State;

(ii)                                  that Borrower has all necessary legal right, power and authority to conduct its business, to develop the Project and to enter into and perform its obligations under this Agreement and the Loan Documents;

(iii)                               that all necessary membership approvals, resolutions and directions have been obtained for the development of the Project and the execution of this Agreement and the Loan Documents;

(iv)                              that the execution and delivery of this Agreement and the Loan Documents, the performance thereunder by Borrower will comply with all applicable law and will not violate or conflict with the instruments under which Borrower is organized or any applicable contracts or agreements;

(v)                                 that the Loan Documents and this Agreement have been duly and validly executed and delivered by Borrower, are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally) and are subject to no defenses of any kind;

(vi)                              that the making of the Loan, the charging of all interest and fees due thereunder do not violate any usury or consumer credit laws; and

(vii)                           that if permitted by the laws of the State, the Borrower has effectively waived in the Mortgage any rights of redemption from a decree or order foreclosing the Mortgage on behalf of itself and all persons claiming through Borrower.

(q)           Organizational Documents. A copy of the operating agreement creating Borrower, certified by its Chief Executive Officer as being true and correct copy and as otherwise unmodified and in full force and effect, together with current Certificate of Good Standing for Borrower from the State of Wisconsin and the State of Illinois, a certified copy of the Articles of Organization, including all amendments thereto, for Borrower, a certificate from the Chief Executive Officer of the Borrower providing that no certificate of dissolution has been filed, a notarized incumbency certificate showing specimen signatures for all of the members of Borrower executing any Loan Documents and, if necessary, certified copies of resolutions from the unit owners authorizing execution and delivery of the Loan Documents.

(r)            Construction Escrow Agreement. A construction loan escrow agreement to be prepared by counsel for Lender establishing a construction escrow (“Construction Escrow”) with an escrowee satisfactory to Lender through which all advances of the Loan for construction costs will be disbursed, which Construction Escrow shall require delivery to Lender and the Title Insurance Company prior to each Construction Disbursement of such documents regarding the Construction Disbursement as Lender and Title Insurance Company may require, including, without limitation, the documents specified in Section 6.3 hereof.

(s)            Real Estate Taxes. Copies of the most recent real estate tax bills for the Land and evidence satisfactory to Lender that the Land is separately assessed for real estate taxing purposes.

(t)            Broker. Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Project, if any, have been paid in full in cash.

(u)           Lender’s Consultant Report. A written report(s) prepared at Borrower’s expense by Lender’s Consultant, which report(s) shall be based upon an evaluation and/or investigation of specific factors and shall describe in detail the investigation and evaluations, as well as the findings. The report(s) shall include the evaluation of the Plans and Specifications and their compliance with governmental regulations; and the evaluation of the mechanical, electrical and plumbing systems to be installed in the Project and the adequacy of design and operation of the systems for their intended uses and any other matters required by Lender.

(v)           Additional Documents. Such other papers and documents regarding Borrower or the Project as Lender may require.

Notwithstanding the foregoing, it is understood that items d(ii), j, 1, m, n, o, r and u of this subsection 5.1 shall be deposited with Lender prior to the first disbursement of loan proceeds for construction purposes and shall not be required by Loan Opening

5.2                               Termination of Agreement. Borrower agrees that all conditions precedent to the Loan Opening will be complied with on or prior to the Loan Opening Date. If all of the conditions precedent to the Loan Opening hereunder shall not have been performed on or before the Loan Opening Date, Lender, at its option at any time thereafter and prior to the Loan Opening, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses (as hereinafter defined) which have accrued or been charged as of the Loan Opening Date.

ARTICLE 6

DISBURSEMENTS

6.1                               Conditions Precedent to Disbursement of Loan Proceeds. No disbursement of Loan Proceeds shall be made by Lender to Borrower at any time unless:

(a)                                 all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under this Agreement and the Loan Documents;

(b)                                 the Loan is In Balance (as defined in Section 6.4 hereof);

(c)                                  Lender shall be satisfied as to the continuing accuracy of the Project Budget;

(d)                                 no Event of Default has occurred under this Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute a Event of Default under this Agreement or under the Loan Documents;

(e)                                  no litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against Borrower, General Contractor or the Project, which litigation or proceedings, in the sole and exclusive judgment of Lender, is material (or which, in the case of the General Contractor, could materially affect the completion of the Project);

(f)                                   no event, circumstance or condition exists or has occurred which, in Lender’s sole judgment, could delay or prevent the completion of the Project by the Completion Date;

(g)                                  all representations and warranties made by Borrower to Lender herein and otherwise in connection with the Loan continue to be accurate; and

(h)                                 if the proposed disbursement is a Construction Disbursement, the additional requirements of Section 6.3 hereof have been satisfied.

6.2                               Loan Disbursement. Subject to the satisfaction of the terms and conditions herein contained, the Loan Proceeds shall be disbursed as follows:

(a)                                 The Loan Opening shall be made at such time as all of the conditions and  requirements of this Agreement required to be performed by Borrower or other parties prior to the Loan Opening have been satisfied or performed; but in no event shall the Loan Opening occur later than the Loan Opening Date. At the Loan Opening, Lender shall disburse funds necessary to pay any Loan Expenses then due.

(b)                                 The initial disbursement of Loan Proceeds shall be limited to eighty (80%) percent of the acquisition cost of the Land and related closing costs.

(c)                                  All Construction Disbursements will be made in accordance with the provisions of this Article 6 and in the form of the Loan Advance Requisition attached hereto as Exhibit D.

(d)                                 If any disbursement of Loan Proceeds is made by Lender into an escrow, including the Construction Escrow, those Loan Proceeds shall be considered to be disbursed to Borrower from the date of deposit into that escrow, and interest shall accrue on those Loan Proceeds from that date.

(e)                                  Borrower hereby requests and authorizes Lender to make advances directly to itself for payment and reimbursement of all interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) interest due on the Loan and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all fees and disbursements of the Architect, Engineer and consultants engaged by Borrower and Lender, including the fees and disbursements of any architect, engineers, Lender’s Consultant and Lender’s insurance consultant; (iv) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (v) all appraisal fees; (vi) all title, casualty, liability, payment, performance or other insurance or bond premiums; (vii) all fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (viii) any amounts required to be paid by Borrower under this Agreement, the Mortgage or any Loan Document after the occurrence of an Event of Default (all of which are herein referred to as “Loan Expenses”).

(f)                                   No disbursement of Loan Proceeds shall be made at any time that the  Loan is not In Balance. Any disbursement of Loan Proceeds must be made for payment of the Project Costs in strict accordance with the Project Budget. No amendment of the Project Budget greater than $50,000.00 shall be made without Lender’s prior written consent. No reallocation of line items within the Project Budget shall be made unless Borrower can demonstrate to Lender’s satisfaction that (i) sufficient funds remain in the line item from which the amount is to be reallocated to pay all Project Costs which may be paid from that line item; and (ii) no line items in the Project Budget (other than the line item to which the reallocation is sought) are required, in Lender’s judgment, to be increased.

6.3                               Documents Required for Each Construction Disbursement. At least ten (10) business days prior to, and as a condition of, each “Construction Disbursement”, Borrower shall furnish to Lender and to Lender’s Consultant the following documents covering such disbursement:

(a)                                 Borrower’s disbursement request (“Request For Advance”), which shall, among other things specify the amount of the requested disbursement (exclusive of interest); direct Lender to disburse such funds in accordance with this Agreement; and certify to Lender, as of the date of the applicable request for disbursement, that:

(i)                                     the total amount of each request for disbursement (exclusive of interest) represents the actual amount payable to the General Contractor and/or Subcontractors who have performed work on the Project and indicating what payment requests, if any, have been received by Borrower from the General Contractor or the Subcontractors but have not yet been approved by Borrower for payment;

(ii)                                  no Event of Default, or condition or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, exists under this Agreement;

(iii)                               the representations and warranties contained in Article 2 of this Agreement are true and correct;

(iv)                              Borrower has received no notice and has no knowledge of any liens or claims of lien either filed or threatened against the Premises except the liens of Lender and those which are specifically identified in writing to Lender;

(v)                                 all amounts shown as previous payments on the current disbursement request have been paid to the parties entitled to such payment;

(vi)                              approval by Borrower of all work and materials for which a payment is then due and for which disbursement of the Loan is thereby requested;

(vii)                           that all work and materials theretofore furnished for the Project conform with the Plans and Specifications;

(viii)                        copies of all Construction Contracts, as then in effect, have been delivered to Lender; and

(ix)                              the Loan is In Balance;

(b)                                 A certificate as to completion and payment authorization in form reasonably approved by Lender, properly executed by the General Contractor or the Subcontractors seeking payment, the Architect and Lender’s Consultant;

(c)                                  Owner’s, General Contractor’s and Subcontractors’ sworn statements and waivers of lien, covering all work for which disbursement is to be made to a date specified therein, and covering all work done on the Premises, to a reasonably current date, otherwise paid for or to be paid for by Borrower or any other person, all in compliance with the mechanics’ lien laws of the State and with the requirements of Lender and the Title Insurance Company (for issuance of interim title endorsements covering such disbursement), together with such invoices, contracts or other supporting data as Lender or the Title Insurance Company may require;

(d)                                 Disclaimers from suppliers of fixtures and equipment of any vendor’s lien or purchase money security interest therein and evidence satisfactory to Lender that all fixtures and equipment are and will remain free of security interests of all kinds other than security interests of Lender;

(e)                                  Endorsements to the Construction Title Insurance Policy to cover the amount and date of the Construction Disbursement (whether into escrow or otherwise) insuring that the Mortgage is a first, prior and paramount lien on the Land subject only to Permitted Exceptions (and to exceptions and objections in the usual form relating to the issuance of a mortgage title insurance policy, which by their nature cannot be waived or removed until the final disbursement of the proceeds of the Loan), that nothing has intervened to affect the validity or priority of the Mortgage, insuring against mechanics’ lien claims for work performed prior to the date covered by such continuation, and containing a mechanics’ lien interim certification to cover the amount of the Loan then disbursed (including the current Construction Disbursement); those endorsements may be delivered to Lender concurrently with the disbursement of the Loan Proceeds which are the subject of those endorsements;

(f)                                   Such other papers and documents as the Title Insurance Company may require for the issuance of endorsements to the Construction Title Insurance Policy for each disbursement of Loan Proceeds;

(g)                                  An updated Construction Schedule, including a statement from each of the General Contractor and the Architect that, in their best professional judgment, the Construction Schedule, as updated, is realistic and can be adhered to in completing the Project in accordance with the Plans and Specifications; and

(h)                                 Evidence satisfactory to Lender that the following conditions are true:

(i)                                     Borrower, the Architect and Lender’s Consultant shall provide evidence that all proceeds of the Loan disbursed to date have been applied to payment of the Project Costs;

(ii)                                  Borrower, the Architect and Lender’s Consultant shall provide evidence that the Project is being constructed in accordance with the Plans and Specifications and with applicable law;

(iii)                               Borrower, the Architect and Lender’s Consultant shall provide evidence that the Construction Contracts are in full force and effect; and

(iv)                              Borrower, the Architect and Lender’s Consultant shall provide evidence that the Project is being completed in accordance with the Construction Schedule.

6.4                               Loan In Balance. Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that the Loan at all times shall be In Balance (as hereinafter defined). The Loan shall be deemed to be “In Balance” only if the total of the Available Funds (as hereinafter defined), in Lender’s sole and absolute judgment, shall equal or exceed the aggregate of: (i) the amounts to be paid as retainage to persons who have supplied labor, services or materials to the Project including, without limitation, the General Contractor, the Architect and all Subcontractors; (ii) the amount required, in Lender’s sole and absolute judgment, for a contingency reserve; and (iii) the amount necessary to pay for all unpaid costs incurred or to be incurred in the completion of the construction of the Project and operation of the Project until the Maturity Date, including the cost of purchase and installation of all fixtures and equipment and all work required to finish or improve any portion of the Premises to be leased, if any. As used herein, the term “Available Funds” shall mean:

(a)                                 the undisbursed proceeds of the Loan, net of any unpaid accrued interest on the Loan; plus

(b)                                 any other amounts deposited by Borrower pursuant to this Section 6.4 and then held by Lender; plus

(c)                                  the value of any portion of the Equity Requirements as may be then held in cash by Lender; for the purposes hereof, letters of credit shall not be treated as cash or a cash equivalent.

Borrower agrees if for any reason the Loan is not In Balance, Borrower, within ten (10) days after request by the Lender, will deposit with Lender cash in an amount which will place the Loan In Balance, which deposit shall first be exhausted before any further disbursement of the proceeds of the Loan shall be made. No interest shall be payable on such amounts.

6.5                               Intentionally Deleted.

6.6                               Lender’s Verification of Contracts. Prior to the initial construction advance, and from time to time thereafter, Lender or the Title Insurance Company may forward to the General Contractor and any or all Subcontractors listed on the Owner’s Sworn Statement a contract verification to confirm the terms and amount of the Contract or Subcontract for the General Contractor and each Subcontractor. If there is any discrepancy between the terms and amounts as shown by the Construction Contracts, the sworn statements, and the verifications, Lender may require, as a condition to further disbursements, that such discrepancies be eliminated to its reasonable satisfaction.

6.7                               Payments to General Contractor. Lender shall make or cause to be made (through the Construction Escrow or otherwise) payments for the cost of construction of the Project directly to any General Contractor.

6.8                               Escrow Payouts. All disbursements hereunder, at the option of Lender exercisable at any time, may be made through the Construction Escrow with the Title Insurance Company or any third party under the provisions of the Construction Escrow Agreement to which said escrowee, Borrower, Lender and such of the General Contractor or Subcontractors designated by Lender or by the Title Insurance Company will be parties. Borrower will cause the General Contractor and Subcontractors to comply with the requirements of said escrowee in order to enable said escrowee to issue to Lender interim mechanics’ lien certifications, make disbursements and obtain necessary sworn statements and waivers of lien.

6.9                               Frequency of Payouts. Subsequent to the Loan Opening, disbursements of Loan Proceeds shall be made, and the conditions precedent to such disbursements shall be met, from time to time as construction progresses, but no more frequently than once in each calendar month.

6.10                        Consultants. In connection with the transactions contemplated hereby, Lender shall have the right (but not the duty) to employ such consultants, including Lender’s Consultant, as it may deem appropriate from time to time, to (a) review and make recommendations regarding the Plans and Specifications, the Project Budget and the Construction Schedule, (b) inspect the Premises from time to time to insure that the same are being duly constructed and equipped as herein provided, (c) review and make recommendations regarding any elements of a request for disbursement, (d) obtain information and documentation respecting the Project, attend meetings respecting the Project and formulate reports for Lender pertaining to the Project and (e) perform such other services as Lender from time to time may require, all solely on behalf of Lender. The costs and disbursements of such consultants shall be deemed “Loan Expenses.” Neither Lender nor any such consultants shall be deemed to have assumed any responsibility to, or be liable to, Borrower with respect to any actions taken or omitted by Lender or such consultants pursuant to this Section. Notwithstanding the aforesaid or anything else provided in this Agreement to the contrary, Borrower shall not be entitled to rely on any statements or actions of Lender’s Consultant or any of Lender’s other consultants and neither the Lender’s Consultant nor any other consultant retained by Lender shall have the power or authority to grant any consents or approvals or bind Lender in any manner, absent confirmation by Lender of the accuracy of the information conveyed by such consultant to Borrower.

6.11                        Retainages. Disbursement of the available proceeds of the Loan shall be limited to an amount equal to the percentage thereof required by the terms of the Construction Contracts, but in no event shall Lender be obligated in respect of any Construction Contract, until final disbursement, to disburse in excess of ninety percent (90%) of the value (as certified by Lender’s Consultant), of the materials and labor incorporated in the Project from time to time pursuant to such Construction Contract. Notwithstanding the foregoing, upon completion of fifty (50%) percent of the work as set forth in the Construction Budget, the retention shall be eliminated.

6.12                        Stored and Unincorporated Materials. No disbursement for materials purchased by Borrower but not yet installed or incorporated into the Project shall be made without Lender’s prior approval of the conditions under which such materials are purchased and stored. In no event shall any such disbursement be made unless the materials involved have been delivered to the Land or stored with a bonded warehouseman, with satisfactory evidence of security, insurance both during storage and transit and suitable storage. Borrower shall provide Lender, in connection with such materials, a copy of a bill of sale or other evidence of title in Borrower. Borrower shall provide Lender, Architect and any applicable governmental agency or testing authority having jurisdiction over the Project with access to inspect, test or otherwise examine such stored and unincorporated materials.

6.13                        Final Disbursement. Lender will advance to Borrower, for payment of Project Costs only and in accordance with the Project Budget, the full amount of the Loan not theretofore disbursed (“Final Disbursement”) when the following conditions shall have been complied with, to the extent not already complied with respect to all previously completed works, and provided that such compliance shall have occurred prior to the Completion Date and no Event of Default then exists:

(a)                                 The Architect, Borrower and Lender’s Consultant certify in writing to Lender that the Project has been fully and satisfactorily completed in accordance with the Plans and Specifications;

(b)                                 Lender has received as-built Plans and Specifications for the Project satisfactory to Lender in form and content;

(c)                                  All Subcontractors and the General Contractor have supplied Lender and the Title Insurance Company with final sworn statements and full and complete waivers of all mechanics’ lien claims;

(d)                                 Lender has received a final date down endorsement to its Construction Loan Policy by the Title Insurance Company in the full amount of the Loan;

(e)                                  Borrower shall have furnished to Lender permanent insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements of the Mortgage;

(f)                                   Borrower shall have furnished Lender a final Certificate of Occupancy, and all other governmental licenses and permits required to use, occupy and operate the Premises as contemplated from appropriate governmental authorities;

(g)                                  All fixtures and equipment required for the operation of the Premises shall have been installed free and clear of all liens, title retention agreements and security interests except security interests granted to Lender;

(h)                                 Lender shall have received reports from the Title Insurance Company or the appropriate filing offices of the state and county in which the Premises are located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender and no other party), are of record or on file encumbering any portion of the Premises, and that there are no judgments or tax liens outstanding in respect to Borrower;

(i)                                     Based on Lender’s analysis, the amount advanced does not exceed eighty (80%) percent of the appraised value of the as-improved Premises; and

(j)                                    All other requirements of this Agreement shall have been complied with.

6.14                        Expenses and Advances Secured by Mortgage. Any and all advances or payments made by Lender hereunder, from time to time, and any amounts expended by Lender pursuant to this Agreement, together with Lender’s reasonable Consultant’s fees and attorneys’ fees, if any, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the face amount of the Promissory Note.

6.15                        Acquiescence not a Waiver. To the extent that Lender may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Loan Opening, to any Construction Disbursement or to any disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Lender of any condition precedent set forth in this Agreement, and Lender at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.

6.16                        Lender’s Action for Lender’s Own Protection Only. The authority herein conferred upon Lender and any action taken by Lender or Lender’s Consultant or their agents or employees in making inspections of the Premises, attending regularly scheduled Project meetings, procuring sworn statements and waivers of lien, approving Subcontracts and approving Plans and Specifications will be taken by Lender and Lender’s Consultant and by their agents or employees for their own protection only, and neither Lender nor Lender’s Consultant nor their agents or employees shall be deemed to have assumed any responsibility to Borrower or any other person or entity with respect to any such action herein authorized or taken by them or with respect to the proper construction and equipping of the Project, performance of Construction Contracts or prevention of claims for mechanics’ or materialmen’s liens.

ARTICLE 7

RESERVES

7.1                               Setting Up and Adjusting Reserves. At the Loan Opening, Lender may pay from the proceeds of the Loan all Loan Expenses, to the extent the same have not been previously paid. Lender may also designate reserves (“Reserves”) The Lender may from time to time in its reasonable discretion adjust the amount of such Reserves as circumstances may require for any or all of the following purposes to cover the actual or estimated amounts required for such purposes until the Maturity Date:

(a)                            All unpaid Loan Expenses and fees of Lender’s Consultant and Lender’s counsel;

(b)                            Intentionally Deleted;

(c)                             An amount, as estimated by Lender, for real estate taxes which will accrue prior to the Maturity Date, as applicable, and for tax deposits, if any, required by the Mortgage;

(d)                            An amount, as estimated by Lender, for premiums on insurance policies required to be furnished by Borrower hereunder, payable prior to the Maturity Date, and for insurance deposits, if any, required by the Mortgage;

(e)                             Funds to pay any license fees, mortgage or lease guaranty insurance premiums, permits and other charges and fees; and

(f)                              An amount to fund a Reserve for contingencies (“Contingency Reserve”) in the amount, if any, set forth in the Project Budget.

7.2                               Disbursement of Reserves. Provided that (i) no Event of Default hereunder has occurred, (ii) no event or circumstance has occurred which, with the passage of time, the giving of notice, or both, could constitute an Event of Default and (iii) the Loan is In Balance, Lender may, and at the request of Borrower shall, disburse the Reserves for the respective purposes for which they have been set aside, either by payment of items for which the Reserves have been set aside, or by reimbursement to Borrower for payments so made by Borrower. Lender from time to time may disburse any part or all of the Contingency Reserve, but shall not be obligated to do so until all conditions for final disbursement of the Loan have been satisfied.

7.3                               No Interest Payable on Reserves. No interest shall accrue upon Reserves held by Lender until disbursement thereof, whereupon such disbursement shall be deemed to be a disbursement of proceeds of the Loan. Payments by Lender into an escrow or title indemnity or otherwise for the benefit of Borrower or to satisfy any requirements of the Title Insurance Company shall be deemed a disbursement.

7.4                               Application of Reserves in Case of Event of Default. In case of Event of Default, Lender may use and apply Reserves or any monies deposited by Borrower with Lender, regardless of the purpose for which deposited, to cure such Event of Default or to apply as a prepayment of the Loan.

ARTICLE 8

FURTHER AGREEMENTS OF BORROWER

8.1                               Construction of Project. Borrower agrees that the Project will be constructed and fully equipped free and clear of all liens and encumbrances (excepting only (i) the lien of real estate taxes and assessments not due, (ii) any liens and encumbrances of Lender and (iii) any other Permitted Exceptions), in a good and workmanlike manner with materials of high quality, substantially in accordance with the Plans and Specifications, any and all covenants, conditions and restrictions of record, and applicable building, zoning and other laws and ordinances including, without limitation, Environmental Laws. Borrower further agrees that such construction and equipping of the Project will be commenced on or before the Construction Commencement Date and the Project (or applicable portion thereof) will be prosecuted with due diligence and will be fully completed not later than the earlier to occur of (i) such date that is specified in any Sale Contract and (ii) the Completion Date. If Lender reasonably disapproves any portion of the construction or equipping of the Premises, Borrower, within fifteen (15) days after such disapproval, shall commence to correct the condition so disapproved, and thereafter will diligently complete such correction. Borrower agrees that all materials contracted or purchased for construction of the Project and all labor hired or contracted for with respect to the Project and paid for with Loan Proceeds will be used and employed solely on the Project and for no other purpose.

8.2                               Changes in Plans and Specifications and Contracts; Extras. Borrower agrees that no changes will be made in the Plans and Specifications, no change will be made in any Construction Contract, and no extras will be allowed to the General Contractor or any Subcontractor, except upon the written approval of the same by Lender, which approval shall not be unreasonably withheld or delayed; provided, however, Borrower may make changes in the Plans and Specifications or in the Construction Contracts, or allow such extras, without first obtaining such approval thereof, if (a) Borrower notifies Lender in writing of such change within three (3) business days thereafter; (b) Borrower obtains the approval of all parties to the Construction Contract proposed to be modified, the tenants of the premises, if any, affected by the proposed modification, and all sureties whose approval is required; (c) the structural integrity of the Project is not impaired; (d) no substantial change in architectural appearance is effected; (e) the square footage of the Project is not materially reduced; (f) no default in any obligations to any other party, including any governmental authority, results from such changes; (g) the cost of or reduction resulting from one such change or extra does not exceed Ten Thousand Dollars ($25,000.00) and the aggregate changes in cost of all such changes and extras does not exceed Fifty Thousand Dollars ($100,000.00); and (h) the Loan remains In Balance.

8.3                               Mechanics’ Liens, Taxes and Contest Thereof. Borrower agrees that it will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Premises and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Premises, before the same become delinquent; provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Mortgage. If Borrower shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Mortgage, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Mortgage, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Lender shall not be required to inquire into the validity or amount thereof.

8.4                               Fixtures and Personal Property. Except for a security interest granted to Lender, Borrower agrees that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the construction, equipping or operation of the Project will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Borrower will be the absolute owner of said personal property, fixtures, attachments and equipment. Borrower, on request, will furnish Lender with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

8.5                               Proceedings to Enjoin or Prevent Construction. If any proceedings are filed or are threatened to be filed seeking to (a) enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, maintenance or operation of the Project or any portion thereof; (b) adversely affect the validity or priority of the liens and security interests granted Lender hereby; or (c) adversely affect the financial condition of Borrower or the ability of Borrower to complete the Project, then Borrower will notify Lender of such proceedings and within two (2) business days following Borrower’s notice of such proceedings, Borrower will cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, Borrower will resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings.

8.6                               Event of Defaults Under Construction Contracts. Borrower will not suffer or permit any breach or default to occur in any of the obligations of Borrower under the Construction Contracts nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement thereof including those with respect to any time limitation within which the Project is to be completed and available for occupancy; Borrower will keep the Construction Contracts in full force and effect and promptly notify Lender of any default thereunder; Borrower will comply with all conditions of the Construction Contracts and will execute all documents necessary for the consummation of the transactions contemplated thereby.

8.7                               Furnishing Information and Financial Covenants. Borrower will:

(a)                            cooperate with Lender in arranging for inspections by representatives of Lender of the progress of construction from time to time;

(b)                            promptly supply Lender with such information concerning its assets, liabilities and affairs, as Lender may reasonably request from time to time hereafter; which in the case of Borrower shall include, without necessity of any request by Lender, as soon as available and in no event later than 120 days after the close of each fiscal year, federal income tax returns and audited financial statements of Borrower showing the results of operations of the Borrower and consisting of a balance sheet and statement of income and expense prepared in accordance with generally accepted accounting principles and quarterly internally prepared financial statements, budjets and cash flow projections of the Borrower certified by the Chief Operating Officer of the Borrower;

(c)                             at all times during the term of the Loan maintain a minimum tangible net worth of $5,000,000.00. Tangible Net Worth shall mean the Borrowers’ total equity as set forth on its financial statements minus (i) any intangible assets, including goodwill and (ii) any loans or notes receivable from the Companies’ unit holders or officers, unless the foregoing loans or notes receivable are subordinated to this Loan;

(d)                            maintain at all times a minimum balance of One Million and 00/100 Dollars ($1,000,000.00) in Borrower’s operating account (the “Account”) with Lender during the term of the Loan to provide for the payment of interest on the Note upon the occurence of an Event of Default hereunder. At such time as the Borrower has demonstrated to Lender operating results for six (6) consecutive months showing a positive cash flow from operations (excluding any extraordinary income) so as to support the monthly payment of interest under the Note from current operations, the minimum balance requirement in the Borrower’s Account shall be reduced to Five Hundred Thousand and 00/100 Dollars ($500,000.00), At such time as the Borrower has demonstrated to Lender operating results for twelve (12) consecutive months showing a positive cash flow from operations (excluding any extraordinary income) so as to support the monthly payment of interest under the Note from current operations, the minimum balance requirement shall be terminated;

(e)                             promptly notify Lender of any condition or event which constitutes (or which, with the giving of notice or lapse of time, or both, would constitute) an Event of Default, and of any material adverse change in the financial condition of Borrower;

(f)                              maintain a standard and modern system of accounting in accordance with generally accepted accounting principles;

(g)                             permit Lender or any of its agents or representatives to have access to and to examine all books and records regarding the Premises at any time or times hereafter during business hours; and

(h)                            permit Lender to copy and make abstracts from any and all of said books and records.

8.8                               Excess Indebtedness. Borrower agrees to pay to Lender on demand the amount by which the indebtedness hereunder, at any time, may exceed the Loan Amount.

8.9                               Compliance with Covenants; Prohibition Against Additional Recordings. Borrower will comply with all recorded or other covenants affecting the Premises. Borrower will not record or permit to be recorded any document, instrument, agreement or other writing against the Land or Improvements without the prior written consent of Lender.

8.10                        Project Accounts. Borrower will set up and maintain all operating accounts and other accounts with Lender.

8.11                        Distributions. Borrower shall not make any distributions to its members of any revenue received by or on behalf of Borrower from the operation and ownership of the Project, unless or until the Loan and all interest accrued thereon and other amounts due and owing to Lender under the Loan Documents have been repaid in full.

8.12                        Further Assurance. Borrower, on request of Lender, from time to time, will execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Premises the liens granted to Lender pursuant to this Agreement, and to fully consummate the transactions contemplated by this Agreement.

ARTICLE 9

CASUALTIES AND CONDEMNATION

9.1                               Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Project resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore the Project, as provided in the Mortgage. Borrower shall not settle and adjust any claims under policies of insurance without Lender’s prior written consent, except as provided in the Mortgage.

ARTICLE 10

ASSIGNMENTS, SALE AND ENCUMBRANCES

10.1                        Lender’s Right to Assign. Lender may assign, negotiate, pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Promissory Note, Mortgage, and other Loan Documents to any bank, participant, financial institution, or any other person or entity and in case of such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such bank, participant, financial institution or any other person or entity with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment.

10.2                        Prohibition of Assignments and Encumbrances by Borrower. Except as expressly provided in the Mortgage, Borrower, without the prior written consent of Lender, shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer (as defined in the Mortgage).

ARTICLE 11

EVENTS OF DEFAULT BY BORROWER

11.1                        Event of Default Defined. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)                            Borrower fails to pay (i) any installment of principal or interest payable pursuant to any of the Promissory Note within ten (10) days of the date when due, or (ii) any other amount payable to Lender under the Promissory Note, this Agreement or any of the other Loan Documents within ten (10) days after the date when any such payment is due in accordance with the terms hereof or thereof;

(b)                            Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Promissory Note, this Agreement or any of the other Loan Documents; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Premises are not impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period, provided further that if Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for sixty (60) additional days, but in no event shall the Cure Period be longer than ninety (90) days in the aggregate;

(c)                             The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Lender by Borrower;

(d)                            The disapproval by Lender of any construction work and failure of Borrower to commence correction to the satisfaction of Lender within thirty (30) days thereafter and diligently complete the same;

(e)                             An unreasonable delay in the construction of the Project or a discontinuance or abandonment of construction for a period of thirty (30) days, material failure to adhere to the Construction Schedule, or in any event a delay in construction of the Project so that the same, in Lender’s judgment, may not be completed on or before the Completion Date;

(f)                              The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a replacement General Contractor satisfactory to Lender within fifteen (15) days from the occurrence of such bankruptcy or insolvency;

(g)                             The occurrence of a Prohibited Transfer (as defined in the Mortgage);

(h)                            The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower which in any way materially relates to or materially affects this Loan or the Project;

(i)                                Failure by Borrower to deposit with Lender funds required to maintain the Loan In Balance within the time and in the manner herein required;

(j)                               If there occurs a material adverse change in the financial condition of Borrower;

(k)                            The termination of the Contract or the Architect’s Contract without Lender’s prior written consent;

(1)                            If the conditions set forth in Section 6.13 hereof are not complied with prior to the Completion Date;

(m)                        Borrower (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of Borrower or of all or any substantial part of the property of Borrower or the Premises; or all or a substantial part of the assets of Borrower are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within thirty (30) days;

(n)                            The commencement of any involuntary petition in bankruptcy against Borrower or the institution against Borrower of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower, which shall remain undismissed or undischarged for a period of sixty (60) days;

(o)                            The failure of the Borrower to maintain all of its operating accounts with the Lender;

(p)                            The dissolution, termination or merger of Borrower; or

(q)                            The occurrence of an “Event of Default” under any of the other Loan Documents.

ARTICLE 12

LENDER’S REMEDIES UPON EVENT OF DEFAULT

12.1                        Remedies Conferred upon Lender. Upon the occurrence of any Event of Default, Lender, in addition to all remedies conferred upon Lender by law and by the terms of the Promissory Note, the Mortgage and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)                            Take possession of the Premises and complete the construction and equipping of the Project and do anything required, necessary or advisable in Lender’s sole judgment to fulfill the obligations of Borrower hereunder, including the rights to avail itself of or procure performance of existing Construction Contracts, to let any contracts with the same contractors, subcontractors or others and to employ watchmen to protect the Premises from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender as Borrower’s lawful attorney-in-fact with full power of substitution in the premises to perform the following actions:

(i)            to complete construction of the Project in the name of Borrower;

(ii)           to use unadvanced Loan Proceeds or to advance funds in excess of the face amount of the Promissory Note to complete the Project;

(iii)          to make changes in the Plans and Specifications which shall be necessary to complete the Project;

(iv)          to retain or employ new contractors, subcontractors, architects, engineers and inspectors;

(v)           without inquiring into and without respect to the validity thereof, to pay, settle or compromise all existing bills and claims which may be liens, or to avoid such bills and claims becoming liens, against the Premises or any portion of the Premises or as may be necessary or desirable for the completion of the construction and equipping of the Project or for the clearance of title to the Premises;

(vi)          to prosecute and defend actions or proceedings in connection with the Premises;

(vii)         to take action and require such performance as Lender deems necessary or advisable under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and

(viii)        to do any and every act which Borrower might do in its own behalf with respect to the Premises, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)                            Withhold further disbursement of the proceeds of the Loan and terminate any of its obligations to Borrower;

(c)                             Declare the Promissory Note to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(d)                            In addition to any rights of setoff that Lender may have under applicable law, Lender, without notice of any kind to Borrower, may appropriate and apply to the payment of the Promissory Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of Lender; and

(e)                             Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgage and enforcement of all Loan Documents.

12.2                        Right of Lender to Make Advances to Cure Events of Default; Obligatory Advances. If Borrower shall fail to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Lender in so doing, and any amounts expended by Lender pursuant to Section 12.1 hereof and any amounts advanced by Lender pursuant to this Agreement shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed. Loan Proceeds advanced by Lender in the exercise of its judgment that the same are needed to complete the Project to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

12.3                        Attorneys’ Fees. Borrower will pay Lender’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation, administration and enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Premises or the Loan Documents or to protect, collect, lease, sell, take possession of, or liquidate any of the Premises, or to attempt to enforce or protect any security interest or lien or other right in any of the Premises or under any of the Loan Documents, or to enforce any rights of Lender or obligations of Borrower or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional indebtedness owing by Borrower to Lender payable on demand and evidenced and secured by the Loan Documents.

12.4                        No Waiver. No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity. No notice to or demand on Borrower in any case, in itself, shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

12.5                        Default Rate. From and after the date of any Event of Default until the date on which such Event of Default is cured, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Lender.

ARTICLE 13

MISCELLANEOUS

13.1                        Time is of the Essence. Borrower agrees that time is of the essence in all of their covenants under this Agreement.

13.2                        Lender’s Determination of Facts. Lender at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

13.3                   Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to construction of the Project not yet in place, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

13.4                   Disclaimer by Lender. Lender shall not be liable to the General Contractor, any Subcontractor, Architect, supplier, laborer, architect, engineer or any other party for services performed or materials supplied in connection with construction of the Project. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or against the Premises. Borrower is not or shall not be an agent of Lender for any purposes, and Lender is not a venture partner with Borrower in any manner whatsoever. Lender shall not be deemed to be in privity of contract with the General Contractor, any Subcontractor, Architect or provider of services on or to the Premises, nor shall any payment of funds directly to the General Contractor, a Subcontractor, Architect or provider of services be deemed to create any third party beneficiary status or recognition of same by Lender unless and until Lender expressly assumes such status in writing. No General Contractor, Subcontractor, Architect, supplier, laborer, architect, engineer or other party shall be deemed to be a third party beneficiary of this Agreement or any of the Loan Documents. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

13.5                   Indemnification. To the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether or not in litigation, arising out of this Agreement or in connection herewith unless such suit, claim or damage is caused solely by any act, omission or willful malfeasance of Lender, its directors, officers, agents and authorized employees. This indemnity is not intended to excuse Lender from performing hereunder. This obligation on the part of Borrower shall survive the closing of the Loan, the repayment thereof and any cancellation of this Agreement. Borrower shall pay, and hold Lender harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the financing contemplated hereby. Lender hereby represents that it has not employed a broker or other finder in connection with the Loan. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loan.

13.6                   Erection of Sign. Upon the request of Lender, Borrower shall, at Lender’s sole cost and expense, erect a sign on the Premises satisfactory to Lender in a conspicuous location indicating that the acquisition and construction financing for the Project has been arranged through and supplied by Lender.

13.7                        Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.8                        Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Lender may elect which terms shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

13.9                        Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

13.10                 Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Lender:	First Midwest Bank 8501
W. Higgins Road Chicago,
Illinois 60631 Attn: Mr.
Kenneth Kadleck

With a copy to:	Much Shelist
191 N. Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Mr. Michael Wolfe

To Borrower:	Textura, LLC
51 Sherwood Terrace, Suite K
Lake Bluff, Illinois 60044
Attn: Mr. Patrick Allin

With a copy to:	Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Attn: Mr. David A. Grossberg

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terns of this Paragraph shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

13.11                 Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Lender to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution and delivery hereof by Lender to Borrower.

13.12                 Governing Law. This Agreement has been negotiated, executed and delivered at Chicago, Illinois, and shall be construed and enforced in accordance with the laws of the State of Illinois, without reference to the choice of law or conflicts of law principles of the State.

13.13                 Consent to Jurisdiction. TO INDUCE LENDER TO ACCEPT THE NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN CHICAGO, ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN CHICAGO, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

13.14                 Waiver of Jury Trial. BORROWER AND LENDER (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST LENDER OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

13.15                 Waiver of Defenses. OTHER THAN CLAIMS BASED UPON THE FAILURE OF LENDER TO ACT IN A COMMERCIALLY REASONABLE MANNER, BORROWER, WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT IN FULL), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT. PROVIDED

THAT LENDER ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

13.16    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.

Remainder of this page intentionally left blank
Signature page follows

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be executed the day and year first above written.

BORROWER:

Textura, LLC,
a Wisconsin limited liability company

By:	/s/ William Eichhorn
William Eichhorn, its Executive Vice President
Sales and Marketing

LENDER:

First Midwest Bank

By:	/s/ Kenneth Kadleck
Kenneth Kadleck, Executive Vice President

EXHIBIT A

CONSTRUCTION LOAN AGREEMENT

THE LAND

LOT 2 IN LAKE-COOK ROAD INDUSTRIAL PARK, A SUBDIVISION OF PART OF THE NORTHEAST 1/4 AND THE NORTHWEST 1/4 OF SECTION 5, TOWNSHIP 42 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF SUBDIVISION RECORDED IN THE OFFICE OF THE COOK COUNTY RECORDER OF DEEDS ON FEBRUARY 18, 1982 AS DOCUMENT NO. 26147952, (EXCEPTING AND EXCLUDING FROM SAID LOT 2 THAT PORTION DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHEAST CORNER OF SAID LOT 2: THENCE NORTH 00 DEGREES 24 MINUTES 37 SECONDS EAST ON A BEARING BASED ON THE ILLINOIS STATE PLANE COORDINATE SYSTEM NAD 83 EAST ZONE ALONG THE EAST LINE OF SAID LOT 2, A DISTANCE OF 16.96 FEET; THENCE SOUTH 89 DEGREES 52 MINUTES 08 SECONDS WEST, 464.17 FEET; THENCE SOUTH 88 DEGREES 25 MINUTES 45 SECONDS WEST, 85.23 FEET TO THE WEST LINE OF SAID LOT 2; THENCE SOUTH 00 DEGREES 24 MINUTES 24 SECONDS WEST ALONG SAID WEST LINE, 14.53 FEET TO THE SOUTH LINE OF SAID LOT 2, THENCE NORTH 89 DEGREES 53 MINUTES 55 SECONDS EAST ALONG SAID SOUTH LINE 549.35 FEET TO THE POINT OF BEGINNING) IN COOK COUNTY, ILLINOIS.

P.I.N.: 04-05-101-010

04-05-200-008

EXHIBIT B

CONSTRUCTION LOAN AGREEMENT

PERMITTED EXCEPTIONS

1.                                 General real estate taxes for the year 2006 (Second Installment Only) and each year thereafter not yet due and payable.

2.                                 Exception No. (Per Pro-forma) contained on Schedule B of Chicago Title Insurance Company loan policy No. 8359951.

EXHIBIT C
PROJECT BUDGET

See attached

Textura Office Budget
1405 Lake Cook Road
#5

Textura, LLC
1405 Lake Cook Road
Project Budget

Description	Amount	Equity (20%)	Loan(80%)

Existing Building and Land	8,627,500.00	1,725,500.00	6,902,000.00
Parking Resurfacing	120,000.00	24,000.00	96,000.00

Demolition Interior	126,000.00	25,200.00	100,800.00
Demolition Exterior	150,000.00	30,000.00	120,000.00
Remove Existing Floor	18,900.00	3,780.00	15,120.00
Trench Concrete for Conduit and Plumbing	8,625.00	1,725.00	6,900.00
EPDM Roof	118,125.00	23,625.00	94,500.00

New Façade	1,650,000.00	330,000.00	1,320,000.00
New Vestibule Entries	15,000.00	3,000.00	12,000.00

New HVAC System	283,500.00	56,700.00	226,800.00
Liebert Units	8,000.00	1,600.00	6,400.00

Plumbing
Refurbish Existing to Code	48,000.00	9,600.00	38,400.00
Install Slop Sink to Code	5,200.00	1,040.00	4,160.00
Revise Existing Sprinkler System	94,500.00	18,900.00	75,600.00
Install Double Water Fountain	10,800.00	2,160.00	8,640.00

New Ceiling	126,000.00	25,200.00	100,800.00

Electrical
Specialty Lighting	48,000.00	9,600.00	38,400.00
Additional Emergency and Exit Lighting	45,400.00	9,080.00	36,320.00
110 Volt, 20 AMP Wall Duplex Outlets	60,800.00	12,160.00	48,640.00
Refurbish Existing 2000 AMP Service	8,500.00	1,700.00	6,800.00
Telephone Connections, Boards and Wiring	20,000.00	4,000.00	16,000.00
Refurbish and Relamp Existin 2 x 4 Lights	10,710.00	2,142.00	8,568.00

Finishes and FF&E
Elevator Cabs	15,000.00	3,000.00	12,000.00
New Wall Finishes	97,522.00	19,504.40	78,017.60
New Floor Finishes	284,180.00	56,836.00	227,344.00
Install New Drywall	221,000.00	44,200.00	176,800.00
Install New Ceiling Partitions	120,000.00	24,000.00	96,000.00
Interior Doors and Hardware	31,500.00	6,300.00	25,200.00
Custom Millwork	30,000.00	6,000.00	24,000.00
FF&E and electrical for 150 Work Stations	640,000.00	128,000.00	512,000.00

Subtotal Improvements and Alterations	4,295,262.00	859,052.40	3,436,209.60

General Contractor General Conditions (5%)	224,763.00	44,952.60	179,810.40
General Contractor Profit and Overhead (5%)	224,763.00	44,952.60	179,810.40

Signage	6,000.00	1,200.00	4,800.00

Total Hard Costs	13,498,288.00	2,699,657.60	10,798,630.40

Soft Costs
Development Manager Fees and Expenses: AT Group	120,000.00	24,000.00	96,000.00
A & E Fees and Expenses: Valerio Dewalt Train	495,430.00	99,086.00	396,344.00
Perm its	99,121.00	19,824.20	79,296.80
Contingency	542,161.00	108,432.20	433,728.80
Finnacing Fee: FMWB 50 bps x $12 Million	60,000.00	12,000.00	48,000.00

Legal Fees (Bank’s and Schiff Hardin LLP)	150,000.00	30,000.00	120,000.00
Estimated Closing Costs (Appraisal, Title, etc.)	15,000.00	3,000.00	12,000.00
Insurance	20,000.00	4,000.00	16,000.00

Subtotal Soft Costs	1,501,712.00	300,342.40	1,201,369.60

Total Budget	15,000,000.00	3,000,000.00	12,000,000.00

EXHIBIT D

LOAN ADVANCE REQUISITION

First Midwest Bank

8501 W. Higgins Road, Suite 230

Chicago, Illinois 60631

Attention: Construction Loan Administration

PROJECT NAME: 1405 Lake Cook Road, Deerfield, Illinois (the “Project”)

BORROWER:                                               Textura, LLC (the “Borrower”)
DRAW NO:

Reference is hereby made to that certain Construction Loan Agreement dated as of August 14, 2007 (the “Loan Agreement”), executed by and between the Borrower and First Midwest Bank (the “Bank”). Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Loan Agreement.

1.                                      Pursuant to the Loan Agreement, the Borrower hereby requests a Construction Disbursement in the amount of $                                              . The Borrower acknowledges that the approval of this Construction Disbursement by the Bank is subject to all of the terms and conditions precedent for the disbursement of Loan proceeds, including, without limitation, inspection of the Project, verification of the matters set forth in this Loan Advance Requisition and the available of Loan proceeds. The Borrower acknowledges that that no funds shall be disbursed by the Bank in connection with any portion of the Project for which a payoff amount has been quoted by the Bank to a title company.

2.                                      The Borrower agrees to provide, if requested by the Bank, a Vendor Payee List (Sworn Owner’s Statement), showing the name and the amount currently due each party to whom the Borrower is obligated for labor, material and/or services supplied. This information would be provided in support of the disbursements requested in this Loan Advance Requisition.

3.                                      The Borrower hereby represents, warrants and covenants with the Bank as follows:

(a)                                 all conditions precedent to the disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under the Loan Agreement and the other Loan Documents;

(b)                                 all representations and warranties made by the Borrower to the Bank in the Loan Agreement and otherwise in connection with the Loan continue to be accurate;

(c)                                  no Event of Default has occurred under the Loan Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute a Event of Default under the Loan Agreement or under the other Loan Documents;

(d)                                 the Borrower has received no notice and has no knowledge of any litigation, proceedings (including proceedings under Title 11 of the United States Code), liens or claims of lien, either filed or threatened against the Borrower, the Project or the Contractor, the Premises, except the liens of the Lender and those which are specifically identified in writing to the Bank;

(e)                                  no event, circumstance or condition exists or has occurred which could delay or prevent the completion of the Project by the Completion Date;

(f)                                   all Construction Disbursements advanced by the Bank to the Borrower for labor, materials and/or services furnished prior to this draw request have been paid to the parties entitled to such payment, and all Loan proceeds so disbursed have been used for the purposes set forth in the Loan Agreement;

(g)                                  all work and materials furnished to date for the Project substantially conform with the Plans and Specifications, and the Borrower has approved all work and materials for which a payment is now due and for which this Construction Disbursement is being requested;

(h)                                 the total amount of the requested Construction Disbursement represents the actual amount payable to the Contractor and/or Subcontractors who have performed work on the Project, and all of the Construction Disbursement requested hereby will be used as payment for the work on the Project described on the attached documentation and for no other reason;

(i)                                     all change orders or changes to the Plans and Specifications or the Schedule of Values have been submitted to and approved by Bank, if such approval is required; and

(j)                                    the Loan is In Balance (including, without limitation, any change orders approved by the Bank).

4.                                      Disbursement of the Loan proceeds requested hereby may be subject to (a) the receipt by the Bank of a certificate from the issuing Title Company stating that no claims have been filed of record which adversely affects the title, and (b) approval from the Bank’s Inspecting Architect/Consultant.

5.                                      The amount of change orders in dispute between the Borrower and the General Contractor (or any Subcontractor) is $

6.                                      The Borrower hereby agrees and acknowledges that this affidavit is made for the purpose of inducing the Bank to make a Construction Disbursement to the Borrower and the Bank is relying upon the accuracy of such matters in making such Construction Disbursement, and the Borrower certifies that the statements made herein and in any documents submitted herewith are true and correct.

7.                                      The Borrower requests that this draw be funded and that the funds be disbursed into the Construction Escrow No.                                 at                                        or deposited to the following account number                              at

IN WITNESS WHEREOF, the Borrower has executed this Loan Advance Requisition as of                                     , 200  .

Textura, LLC,
a Wisconsin limited liability company

By:
Patrick Allin, its Chief Executive Officer